UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN MILLERS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2011

EXPLANATORY NOTE

This supplemental disclosure to the Definitive Proxy Statement on Schedule 14A filed by Penn Millers Holding Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 21, 2011 (the “Definitive Proxy Statement”) as supplemented on November 18, 2011, is being made to update certain information in the Definitive Proxy Statement concerning litigation related to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2011 whereby Panther Acquisition Corp., a wholly owned subsidiary of ACE American Insurance Company (“ACE”), will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE (the “Merger”). Pursuant to the Merger Agreement, upon completion of the Merger, each outstanding share of Company common stock will be canceled and converted into the right to receive $20.50 per share in cash. Defined terms used but not defined herein have the meaning set forth in the Definitive Proxy Statement.

Litigation Related to the Merger

As previously disclosed, a lawsuit was filed in a putative class action in the Court of Common Pleas of Philadelphia County, Pennsylvania (the “Court”) in connection with the Merger. In response to plaintiff’s amended complaint, the Company filed a motion to dismiss the lawsuit on November 17, 2011. On November 22, 2011, following oral argument, the Court granted the Company’s motion to dismiss the lawsuit.